Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ACQUIRES

PATENT-PROTECTED, LIQUID PEG BOWEL

CLEANSER FROM NORGINE

- FDA Review Response Due April 2006 -

RALEIGH, NC, December 7, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that Norgine B.V. has granted Salix the exclusive rights to sell a patent-protected, liquid PEG bowel cleansing product, NRL944, in the United States. The product is currently under review at the U.S. Food and Drug Administration (FDA) to obtain marketing approval for bowel cleansing prior to colonoscopy, intestinal surgery and barium enema X-ray examinations. The product has patent protection until 2013, and additional patent protection pending that, if issued, will provide patent protection until 2023. Salix is required to make an up-front payment and regulatory and sales performance milestone payments to Norgine. Over the life of the agreement, these payments by Salix could total as much as $37 million, with the majority contingent upon achievement of regulatory and sales performance milestones. In addition, the agreement calls for Norgine to supply Salix with the product and Salix to pay Norgine royalties on net sales.

The product is a state-of-the-art bowel cleansing agent that is differentiated from currently-marketed, liquid PEG bowel cleansing agents. Norgine submitted a New Drug Application to the FDA during the second quarter of 2005. As required by the Prescription Drug User Fee Act (PDUFA), results of the FDA review are scheduled for release in April 2006.

Commenting on the product, Carolyn Logan, President and CEO, Salix, stated, “We are pleased about the opportunity of working with Norgine to maximize the potential the bowel cleansing market offers. The acquisition of this product advances our effort to build a bowel cleansing franchise consisting of both a tablet formulation and a liquid formulation. We believe that the availability of this differentiated, liquid bowel cleansing preparation and our unique tablet formulation of VISICOL® or INKP-102, which offers an alternative to liquid preparations, should provide the necessary options leading to enhanced bowel cleansing coupled with improved patient compliance, patient satisfaction and a greater patient willingness to return for follow-up procedures as required or recommended. Patient compliance is critical to a successful colonoscopy, intestinal surgery or barium enema X-ray exam, and also is important in terms of maximizing the success and minimizing the time and cost associated with these procedures. Results of a study conducted by the Mayo Clinic demonstrated that 66% of patients cited bowel preparation as the greatest deterrent to undergoing an initial screening colonoscopy and 57% of patients cited bowel preparation as the greatest deterrent to undergoing a follow-up screening colonoscopy. Our goal is to make bowel preparation as easy and convenient as possible for patients. We believe that our efforts to secure and offer a franchise of bowel cleansing preparations again demonstrate that Salix is committed to teaming with physicians to offer needed and valued solutions to meet the needs of their patients. We anticipate marketing approval for NRL944 and INKP-102 during the first half of 2006. Preliminary work is underway in preparation for the launch of these products in mid 2006.”

Speaking on behalf of Norgine, Peter Stein, CEO, stated, “We are delighted to be teaming up with Salix on what will be our first product entry into the U.S. market. As a leader in the gastroenterology market, we believe Salix is well-positioned to develop the potential for NRL944 in the United States and we look forward to doing what we can to help them achieve this.”

Norgine B.V. is a privately-owned, European specialty pharmaceutical company, developing and marketing pharmaceutical products in the therapeutic areas of gastroenterology, hepatology and pain management. Norgine is a leader in this sector in Europe and is unique in having a balanced sales presence across all the major markets.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to acquire late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® (balsalazide disodium) Capsules 750 mg, XIFAXAN® (rifaximin) tablets 200 mg, VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), AZASAN® (azathioprine 75mg and 100mg tablets, USP), ANUSOL-HC® 2.5% (hydrocortisone Cream USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream USP) 1% and PROCTOCORT® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine and INKP-102 are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

####

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: risks of regulatory review and clinical trials, dependence on third party licensors and suppliers, market acceptance for approved products, intellectual property risks and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

3